EXHIBIT 99.1

LOGICVISION NAMES BRUCE M. JAFFE AS CFO

San Jose, Calif. — April 2, 2003 — LogicVision, Inc., (NASDAQ:LGVN), a leading provider of embedded test for integrated circuits and systems, today announced the appointment of Bruce M. Jaffe as vice president of finance and chief financial officer. Mr. Jaffe will be responsible for the Company’s finance, SEC reporting and compliance, investor relations, information technology, human resources, facilities and administration. He will report to Vinod Agarwal, LogicVision’s president and CEO.

Bruce M. Jaffe, 59 years old, brings to LogicVision more than 32 years of senior-level management experience, including demonstrated success in strategic planning, corporate leadership, mergers and acquisitions and financial analysis. Jaffe has served as senior VP of finance and CFO of Bell Microproducts Inc. (NASDAQ: BELM) and COO and CFO of Bell Industries (AMEX: BI), two leading distributors of electronic components and computer products. He currently serves on the board of directors of Metron Technology (NASDAQ: MTCH), Pemstar, Inc. (NASDAQ: PMTR), and Southwall Technology (NASDAQ: SWTX).

Mr. Jaffe commented, “I am excited to be joining LogicVision. I believe the company has excellent growth prospects given the potential applications for its embedded test solutions, its market share and customers. Importantly, the strength and integrity of LogicVision’s financial statements gave me added confidence in my decision.”

The appointment is part of a planned transition announced by LogicVision in October 2002. The Company and John Barnet, then LogicVision’s vice president of finance and CFO, previously entered into an employment transition and retirement agreement, under which Mr. Barnet would continue as a part time employee through September 2003. Barnet, 67 years old, served as LogicVision’s vice president of finance and CFO since 1999.

“John played an important role in LogicVision’s successful initial public offering and we thank him for all his efforts and significant contributions,” said Vinod Agarwal, LogicVision’s president and CEO. “We are pleased that we were able to attract Bruce as our new CFO. He brings many years of financial experience and expertise with long-term relationships from the business and financial community. We believe that his knowledgeable insight will be a real asset to us as we remain focused on executing the initiatives necessary for growth.”

About LogicVision Inc.

LogicVision (NASDAQ: LGVN) provides proprietary technologies for embedded test that enable the more efficient design and manufacture of complex semiconductors. LogicVision’s embedded test solution allows integrated circuit designers to embed into a semiconductor design test functionality that can be used during semiconductor production and throughout the useful life of the chip. For more information on the company and its products, please visit the LogicVision website at www.logicvision.com.

FORWARD LOOKING STATEMENTS:

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the Company’s growth prospects and initiatives, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risk and uncertainties that could cause actual results to differ materially, including, but not limited to, the impact of competitive products and technological advances, risks and challenges associated with international operations, and other risks detailed in LogicVision’s Form 10-K for the year ended December 31, 2002, and from time to time in LogicVision’s SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements.

LogicVision, Embedded Test, LogicVision Ready and LogicVision logos are trademarks or registered trademarks of LogicVision Inc. in the United States and other countries. All other trademarks and service marks are the property of their respective owners.

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CONTACTS

LogicVision contact:	Investors/Financial Media contacts:
Clarisse Balistreri	David Pasquale / Jim Olecki
(408) 453-0146	both with The Ruth Group
clarisse@logicvision.com	(646) 536-7006 / (646) 536-7021
dpasquale@theruthgroup.com / jolecki@theruthgroup.com